UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )


   Filed by the Registrant |X|    Filed by a Party other than the Registrant |_|

   Check the appropriate box:

|_|  Preliminary Proxy Statement

|_|  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to ss.240.14a-12


                                BEXIL CORPORATION
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


    Payment of Filing Fee (Check the appropriate box):

  |_| No fee required.

  |X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          The filing fee was calculated pursuant to Exchange Act Rule 0-11c2, and is equal to $107 per million of the aggregate consideration of $38,864,121 to be received by Bexil Corporation (the "Registrant") in connection with the stock sale transaction described in the Proxy Statement.

     (4) Proposed maximum aggregate value of transaction:

          $38,864,121*

     (5) Total fee paid:

          $4,158.46

 |X| Fee paid previously with preliminary materials.


 |_| Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:



     (2) Form, Schedule or Registration Statement No.:



     (3) Filing Party:



     (4) Date Filed:


     * The proposed maximum value of the transaction of $38,864,121 was calculated as follows: the Stock Purchase Agreement dated December 23, 2005 by and among York Insurance Holdings, Inc., York Insurance Acquisition, Inc. and the Registrant (the "Agreement") provides that the consideration to be paid to the Registrant for the Registrant's sale of all 500 shares of common stock of York Insurance Services Group, Inc. ("York") shall be $38,864,121 less all Stockholder Distributions (defined as any cash payments made by York to the Registrant (including, without limitation, any management or consulting fees to the Registrant)) between the date of signing of the Agreement and the consummation of the transactions contemplated by the Agreement. The Registrant does not anticipate that any Stockholder Distributions will be made during such period.

                                BEXIL CORPORATION
                                11 Hanover Square
                            New York, New York 10005

              Notice of Special Meeting of Stockholders to be Held
                             on April 27, 2006

To the Stockholders:


A Special Meeting of Stockholders (the "Special Meeting") of Bexil Corporation, a Maryland corporation (the "Company"), will be held at the offices of the American Stock Exchange, 86 Trinity Place, 14th Floor, New York, New York 10005 on April 27, 2006, at 10:00 a.m., local time, for the following purposes:

     1. To authorize and approve the sale of all 500 shares of York Insurance Services Group, Inc. common stock owned by the Company to York Insurance Acquisition, Inc. for approximately $38,864,000, pursuant to the Stock Purchase Agreement, dated as of December 23, 2005, by and among the Company, York Insurance Holdings, Inc. and York Insurance Acquisition, Inc., attached to the accompanying proxy statement as Exhibit A (the "Proposal").

     2. To consider and vote upon the adjournment of the Special Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Proposal.


The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Stockholders of record at the close of business on March 20, 2006 will be entitled to notice of and to vote at the Special
Meeting or any adjournment or postponement thereof.


All stockholders are cordially invited to attend the Special Meeting. Whether or not you expect to attend the Special Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to ensure representation of your shares.


                                      By Order of the Board of Directors


                                      John F. Ramirez
                                      Secretary

                                BEXIL CORPORATION
                                11 Hanover Square
                            New York, New York 10005

                                 PROXY STATEMENT

        Special Meeting of Stockholders to be Held on April 27, 2006

Bexil Corporation, a Maryland corporation, referred to as "Bexil," the "Company," "we" or "us" in this document, is sending you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at a Special Meeting of Stockholders to be held on April 27, 2006 at 10:00 a.m., local time, at the offices of the American Stock Exchange, 86 Trinity Place, 14th Floor, New York, New York 10005 and at any adjournment or postponement thereof (the "Special Meeting").


This proxy statement summarizes information about the matters that our stockholders will consider at the Special Meeting and other information you may find useful in determining how to vote. The proxy card is a means by which you actually authorize another person to cast your vote in accordance with your instructions.

At the Special Meeting, stockholders will consider and act upon the following matters:

         1. To authorize and approve the sale of all 500 shares of York Insurance Services Group, Inc. common stock owned by the Company to York Insurance Acquisition, Inc. for approximately $38,864,000, pursuant to the Stock Purchase Agreement, dated as of December 23, 2005, by and among the Company, York Insurance Holdings, Inc. and York Insurance Acquisition, Inc., attached to this proxy statement as Exhibit A (the "Proposal").

         2. To consider and vote upon the adjournment of the Special Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Proposal.



No other business, other than related procedural matters, may come before the Special Meeting.


Our principal executive offices are located at 11 Hanover Square, New York, New York 10005. We are mailing this proxy statement and the accompanying proxy card to stockholders on or about March 27, 2006.

                                TABLE OF CONTENTS

                                                                            Page
SUMMARY                                                                     ----


Purpose of Special Meeting.....................................................1
Sale of the York Shares........................................................1
Vote Required..................................................................1


GENERAL INFORMATION

Who is entitled to vote at the Special Meeting?................................1

Will any other business be conducted at the Special Meeting?...................2

Why has the Board of Directors approved the sale of the York Shares?...........2

How does our Board of Directors recommend that I vote on the Proposal?.........2

What was the opinion of the financial advisor to the Special Committee of

Bexil's Board of Directors?....................................................2

What will happen if the Proposal is approved?..................................2

What will happen if the Proposal is not approved?..............................2

Do officers and directors have interests in the sale of the York Shares different than mine?...........................................................2

What are the factors to be considered in determining whether to approve the
Proposal?......................................................................3

What are the tax consequences of the sale of the York Shares?..................3

What steps were taken by Bexil to find other potential purchasers for the York Shares or other transactions to enable Bexil to realize the maximum value for the York Shares?...............................................................3

How does the consideration being paid to Bexil under the Bexil Purchase Agreement for the sale of the York Shares compare to the consideration to be paid to MacArthur for his shares of York under the MacArthur
Purchase Agreement?............................................................4

Are any employees of York employed by Bexil or do any employees of York receive compensation from Bexil?.......................................................4

What will Bexil do with the net  proceeds  of the sale of the York Shares if the
Bexil Purchase Agreement is consummated?.......................................4

What will be the effect on the price of Bexil's common stock if the Bexil
Purchase Agreement is consummated?.............................................4

Will Bexil revert to being an investment company if the sale of the York Shares is consummated?................................................................4

What happens to any profits which may be earned by York from the date the
Bexil Purchase Agreement was signed until the closing of the Bexil Purchase
Agreement?.....................................................................5


OTHER INFORMATION                                                              5

Do I have dissenters' appraisal rights?........................................5

How may I cast votes for shares that are registered in my name?................5

How may I vote if my shares are held in "street name?".........................5

Can I change my vote after I submit my proxy?..................................6

What is the effect if I abstain from voting on the Proposal or the adjournment of the Special Meeting?........................................................6

How many shares must be present to hold the Special Meeting?...................6

What if a quorum is not present at the Special Meeting, or we do not obtain the required vote for approval of the Proposal?....................................6

                                                                            Page
                                                                            ----
How will votes be counted?.....................................................6

Can I still sell my shares?....................................................6

What do I need to do now?......................................................6

Who can help answer questions?.................................................6

THE SPECIAL MEETING OF STOCKHOLDERS                                            7

Date, Time and Place of the Special Meeting....................................7

Matters to be Considered at the Special Meeting................................7

Record Date....................................................................7

Voting and Votes Required......................................................7

Quorum.........................................................................7

Adjournments...................................................................8

Abstentions and Broker Non-Votes...............................................8

Shares Owned and Voted by our Directors and Executive Officers.................8

Other Matters..................................................................8

Recommendation of the Board of Directors.......................................8

SALE OF THE YORK SHARES........................................................9

Factors That Our Stockholders Should Consider..................................9

The Purchaser.................................................................11

Use of Proceeds from the Sale.................................................11

Background of the Transaction.................................................12

Reasons for the Board's Recommendation........................................16

Opinion of Empire Valuation Consultants, LLC..................................17

Material U.S. Federal Income Tax Consequences
of the Sale of the York Shares................................................22

No Rights of Appraisal........................................................22

Material Terms of the Bexil Purchase Agreement................................22
 The Bexil Purchase Agreement.................................................22
 Sale of York Shares..........................................................22
 Purchase Price...............................................................22
 Voting Agreement.............................................................22
 Regulatory Approvals.........................................................22
 Closing......................................................................23
 Representations and Warranties of Bexil......................................23
 Representations and Warranties of Buyer Parties..............................24
 Covenants of Bexil...........................................................24
 Covenants of the Buyer Parties...............................................25
 Closing Conditions...........................................................25
 Termination .................................................................26
 Non-Survival of Representations and Warranties;
 No Indemnification Provisions................................................25

FINANCIAL INFORMATION                                                         27

 Unaudited Pro Forma Financial Information....................................27

 Historical Financial Statements of York......................................28

 Financial Statements of the Company Incorporated by Reference................28

 Vote Required and Board Recommendation.......................................28

BENEFICIAL OWNERSHIP OF COMMON STOCK                                          28

OTHER MATTERS                                                                 30

Cost of Solicitation..........................................................30

Stockholder Proposals for the 2006 Annual Meeting.............................30

Householding of Proxy Materials...............................................30

Incorporation of Certain Documents by Reference...............................30

Exhibit A--Bexil Purchase Agreement

Exhibit B--MacArthur Purchase Agreement

Exhibit C--Empire Valuation Consultants, LLC Opinion

Exhibit D--Unaudited Pro Forma Financial Information

Exhibit E--York Historical Financial Statements

                                     SUMMARY

     This summary highlights the material terms of the transactions proposed in this proxy statement and may not contain all of the information that you may consider important. To understand more fully the Proposal and for a more complete description of the legal terms of the Proposal, you should read the entire proxy statement and the other documents to which we have referred you, including the Stock Purchase Agreement attached hereto as Exhibit A. For further discussion, you should read "Who can help answer questions?" on page 6 of this proxy statement.

Purposes of Special Meeting

     o Authorize and approve the sale of all 500 shares of York Insurance Services Group, Inc. ("York") common stock owned by Bexil for approximately $38,864,000.

     o Approve, if necessary, the adjournment of the Special Meeting to a later date to solicit additional proxies.

Sale of the York Shares (see pages 9 - 27)


     o On December 23, 2005 our board of directors authorized the sale to York Insurance Acquisition, Inc. ("York Buyer") of all 500 shares of York common stock we own (the "York Shares") and our entry into a Stock Purchase Agreement dated as of December 23, 2005 (the "Bexil Purchase Agreement") by and among the Company, York Insurance Holdings, Inc. ("Holdings") and York Buyer to sell the York Shares. It is a condition to closing of the Bexil Purchase Agreement (the "Closing") that the Stock Purchase Agreement, dated as of December
         23, 2005 (the "MacArthur Purchase Agreement") by and among Holdings, York Buyer and Thomas C. MacArthur ("MacArthur") be consummated. The MacArthur Purchase Agreement provides for, among other things, (i) the contribution by MacArthur to Holdings of a number of shares of York common stock owned by MacArthur equal to $10 million divided by the purchase price per share as determined under the MacArthur Purchase Agreement in exchange for shares of common stock of Holdings having an aggregate value of $10 million and (ii) the sale by MacArthur to York Buyer of the remaining portion of the 500 shares of York common stock owned by MacArthur which are not contributed to Holdings. A copy of the MacArthur Purchase Agreement is attached to this proxy statement as Exhibit B. Our Board of Directors is seeking stockholder approval to sell the York Shares owned by us pursuant to the terms of the Bexil Purchase Agreement.

Voting and Votes Required (see page 7)

     o Sale of York Shares -- The affirmative vote of the holders of a majority of the votes entitled to be cast on the Proposal.

     o Adjournment of the Special Meeting to a later date, if necessary -- The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Special Meeting.


     Certain of our directors and executive officers and an affiliate of one of our directors, holding an aggregate of 280,343.663 shares of our common stock, which represents approximately 31.9% of our issued and outstanding common stock, have entered into a voting agreement with Holdings agreeing to vote their shares in favor of our sale of the York Shares to York Buyer.


                               GENERAL INFORMATION

Who is entitled to vote at the Special Meeting?

     The record date (the "Record Date") for the Special Meeting is March 20, 2006. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date there were 879,592 shares of our common stock issued and outstanding and no other shares of our capital stock are issued and outstanding as of the date of this proxy statement.


Will any other business be conducted at the Special Meeting?


     Other than as set forth in the attached Notice of Special Meeting of Stockholders, no business, other than related procedural matters, will be considered at the Special Meeting.

Why has the Board of Directors approved the sale of the York Shares?

     Our Board of Directors determined that it is in the best interests of Bexil and its stockholders to sell the York Shares because the Board determined that the net proceeds we anticipate from such sale are of greater value to us than retaining our interest in York at this time. In reaching its determination to approve the sale of the York Shares and to advise and recommend the Proposal, our Board of Directors consulted with senior management and financial and legal advisors and considered a number of factors,including other potential strategic alternatives, the opportunities and challenges facing York and the terms of the Bexil Purchase Agreement.

How does our Board of Directors recommend I vote on the Proposal?

     Our Board of Directors unanimously recommends that you vote FOR the Proposal (see page 8 and pages 16-17).


What was the opinion of the financial adviser to the Special Committee of Bexil's Board of Directors?


     A Special Committee of Bexil's Board of Directors which considered this transaction (the "Special Committee") received an opinion from a financial advisor, Empire Valuation Consultants, LLC, that the consideration to be received by Bexil from the sale of the York Shares to York Buyer is fair, from a financial point of view, to the public stockholders of Bexil (see pages 17-22).

What will happen if the Proposal is approved?

     If the sale of the York Shares is approved at the Special Meeting, we plan to consummate the transactions contemplated by the Bexil Purchase Agreement as soon as practicable following the Special Meeting. In addition, upon the Closing, the Board of Directors of York has approved the payment to Bexil of a $100,000 consulting fee bonus.

What will happen if the Proposal is not approved?

     If the Proposal is not approved, the Bexil Purchase Agreement will be terminated. The Bexil Purchase Agreement obligates us to pay York Buyer its reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to York Buyer and its affiliates) incurred by York Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Bexil Purchase Agreement and the MacArthur Purchase Agreement up to a maximum of $1,750,000 if the Bexil Purchase Agreement is terminated for certain reasons, including if the sale of the York Shares is not approved by the stockholders of Bexil at the Special Meeting (see pages 26-27).

Do directors and officers have interests in the sale of the York Shares that differ from mine?

     Yes. On December 29, 2005, the Governance, Compensation and Nominating Committee of the Board (comprised of Edward G. Webb, Jr., Charles A. Carroll, and Douglas Wu, all of whom in relation to Bexil are independent directors in accordance with the American Stock Exchange director independence standards), approved the payment of bonuses to Bassett Winmill, the Executive Chairman of the Board of the Company, and Thomas Winmill, the President, Chief Executive Officer and General Counsel of the Company, in the amounts of $163,125 and $652,500, respectively, as a result of Bexil having entered into the Bexil Purchase Agreement. In addition, the Governance, Compensation and Nominating Committee approved the payments of additional bonuses to Messrs. Bassett Winmill and Thomas Winmill, in the amounts of $336,875 and $1,347,500, respectively, and bonuses to nine other employees of Bexil in the aggregate amount of approximately $236,000, which bonuses are all contingent upon the Closing of the Bexil Purchase Agreement. On December 29, 2005 our Board of Directors authorized a special dividend to our stockholders of $1.00 per share of our common stock contingent upon the closing of the Bexil Purchase Agreement. The Board authorized the Executive Committee of the Board to establish the record date and payment date for such dividend. As of March 20, 2006, the officers and directors of Bexil beneficially owned, directly or indirectly, approximately 280,344 of the 879,592 shares of our common stock which were issued and outstanding as of such date. Therefore, assuming such persons continued to hold their shares until the record date for the dividend and there are no changes in our outstanding shares between March 20, 2006 and the record date which is set for the dividend, our directors and officers (or their affiliates) shall be entitled to receive approximately $280,344 or 31.9% of the aggregate of $879,592 in cash dividends that will be paid if the Bexil Purchase Agreement is consummated.


     For information as to the number of shares of our common stock beneficially owned by our directors and officers, see pages 28-29.

What are the factors to be considered in determining whether to approve the Proposal?

     We have set forth certain factors to be considered in determining whether you should approve the Proposal. (See pages 9-11)


What are the tax consequences of the sale of the York Shares?

     We will recognize taxable income on the sale of the York Shares, which will likely result in corporate income tax. Our taxable income generally will be measured by the difference between the amount realized by us in the sale and our adjusted tax basis in the York Shares. We believe that a portion of the income or gain from the sale of the York Shares will be offset by our useable net operating loss carryforwards. We estimate that our net operating loss carryforwards as of December 31, 2005 were approximately $1.8 million, our tax basis in the York Shares is approximately $3,000,000 as of March 15, 2006,our effective federal, state and local income tax rate is 41% and the income taxes on our gain from the sale of the York Shares will be approximately $15,775,000. Consummation of the sale of the York Shares itself will not result in any United States federal income tax consequences to our stockholders.

What steps were taken by Bexil to find other potential purchasers for the York Shares or other transactions to enable Bexil to realize the maximum value for the York Shares?

The section of this proxy statement entitled "Sale of the York Shares --Background of the Transaction" on pages 12 to 16 of this proxy statement discusses the steps taken by Bexil since the fall of 2004 regarding a potential sale of the York Shares or other transaction that would enable Bexil to realize maximum value from its investment in York. Such steps included, among other things, discussions with MacArthur, the other 50% stockholder of York, concerning various potential transactions, including Bexil's acquisition of some or all of MacArthur's shares; Bexil's purchase of newly issued shares of York and a public offering by York and/or its stockholders of shares of York; the retention by MacArthur of a firm to render a valuation of York and to prepare a confidential private offering memorandum to solicit potential purchasers; Bexil's agreement subsequent to MacArthur's retention of the firm to York reimbursing MacArthur for the $40,000 fee paid to such firm for the valuation and preparation of the memorandum; the consideration of several proposals received from potential purchasers, including Odyssey Investment Partners, LLC (which later formed York Buyer); the formation of a Special Committee of independent directors of Bexil to consider a proposal made by Odyssey regarding the purchase of the York Shares; the consideration by the Special Committee of alternatives to the sale of the York Shares; the selection by the Special Committee of a financial adviser regarding the proposal received from Odyssey and to render a fairness opinion regarding the sale of the York Shares to York Buyer; and the approval by the Special Committee and the full Board of Directors of Bexil, after consideration of various factors, of the sale of the York Shares to York Buyer upon the terms set forth in the Bexil Purchase Agreement.

How does the consideration being paid to Bexil under the Bexil Purchase Agreement for the sale of the York Shares compare to the consideration to be paid to MacArthur for his shares of York under the MacArthur Purchase Agreement?

     Under the Bexil Purchase Agreement we anticipate that we will receive approximately $38,864,000 in gross proceeds for our sale of 500 York Shares (approximately $77,728 per share). Unlike the purchase price per share to be paid to Bexil for the York Shares, the purchase price per share to be paid to MacArthur is subject to certain possible deductions determined as of the time of the Closing. As a result and based upon estimates provided by MacArthur, the gross proceeds per share to be paid to MacArthur will be approximately $77,728 or slightly less per share, but will not be greater than the gross proceeds per share to be paid to Bexil. The MacArthur Purchase Agreement provides for (i) the contribution by MacArthur to Holdings of a number of shares of York common stock owned by MacArthur equal to $10 million divided by the purchase price per share as determined under the MacArthur Purchase Agreement in exchange for shares of common stock of Holdings having an aggregate value of $10 million and (ii) the sale by MacArthur to York Buyer of the remaining portion of the 500 shares of York common stock owned by MacArthur which are not contributed to Holdings. MacArthur estimates that under the MacArthur Purchase Agreement he will contribute to Holdings approximately 129 shares of York common stock in exchange for shares of common stock of Holdings having an aggregate value of $10 million and will sell approximately 371 shares of York common stock to York Buyer.

Are any employees of York employed by Bexil or do any employees of York receive compensation from Bexil?

     Thomas Winmill, the President, Chief Executive Officer and General Counsel of Bexil, is a director and Vice Chairman of York. Douglas Wu is a director of both Bexil and York. Mr. Winmill does not receive any employee or director compensation from York, although York pays to Bexil director fees for services rendered by Mr. Winmill as a director of York, which Bexil retains. York also pays to Bexil the directors fees earned by Mr. Wu and Bexil pays the amount of such fees over to Mr. Wu. In the year ended December 31, 2005 York paid $12,000 in directors fees in respect of the services of Mr. Winmill and an additional $12,000 in respect of the services of Mr. Wu. Other than Mr. Winmill and Mr. Wu, no director or employee of Bexil is a director, officer or employee of York and, other than Mr. Wu, no employee, director or officer of York is employed by or otherwise receives any compensation from Bexil.

What will Bexil do with the net proceeds of the sale of the York Shares if the Bexil Purchase Agreement is consummated?

     Bexil will seek to acquire and/or develop one or more businesses. There are no limits on the types of businesses or fields in which Bexil may invest. No businesses to acquire or develop have been identified by Bexil at this time. Bexil cannot predict what changes to its present business or operations would result from the sale of the York Shares.

What will be the effect on the price of Bexil's common stock if the Bexil Purchase Agreement is consummated?

     Bexil cannot predict the effect on the price of Bexil's common stock if the Bexil Purchase Agreement is consummated. On December 23, 2005, the last trading date before the date Bexil publicly announced that it had entered into the Bexil Purchase Agreement, the closing price of Bexil's common stock on the American Stock Exchange was $24.80 per share. From such date until February 23, 2006, the closing price of Bexil's common stock has ranged from $24.80 to $35.75 per share. The book value per basic share of Bexil's outstanding common stock on September 30, 2005 after giving effect to the sale of the York Shares and certain related transactions on a pro forma basis as if the sale of the York Shares occurred on such date is approximately $39.14 per share.

Will Bexil revert to being an investment company if the sale of the York Shares is consummated?

Bexil intends to acquire a controlling interest in one or more other businesses if the sale of the York Shares is consummated. In such event, Bexil does not believe that it will be required to register as an investment company after the sale of the York Shares. However, no assurance can be given that at all times following the sale of the York Shares Bexil may not become subject to registration requirements under the Investment Company Act of 1940.

     What happens to any profits which may be earned by York from the date the Bexil Purchase Agreement was signed until the closing of the Bexil Purchase Agreement?

     The purchase price for the York Shares under the Bexil Purchase Agreement is $38,864,121 less the aggregate amount of any cash payments made by York to us (including management or consulting fees) between the dates of signing and closing of the Bexil Purchase Agreement. The purchase price will not be adjusted for any profits made or losses incurred by York during any period. Therefore, we will not receive any benefit as a result of any profits generated by York during the period from the signing until the closing of the Bexil Purchase Agreement.

                                OTHER INFORMATION

Do I have dissenters' appraisal rights?

     No. Holders of our common stock are not entitled to dissenting stockholders' appraisal rights or other similar rights in connection with our sale of the York Shares. The Maryland General Corporation Law does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a sale of assets if the shares of the corporation are listed on a national securities exchange, such as the American Stock Exchange, on the record date for determining stockholders entitled to vote on the sale of assets.


How may I cast votes for shares that are registered in my name?

     You may cast your votes for your shares at the Special Meeting by written proxy or in person.


      o To vote by written proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the Special Meeting. By completing and returning the proxy card, you will direct the designated persons to cast your votes at the Special Meeting (which includes at any adjournment or postponement thereof) in the manner you specify in the proxy card. If you complete the proxy card, but do not provide voting instructions, then the designated persons will vote your shares FOR the approval of the sale of the York Shares.


      o To vote in person, you must attend the Special Meeting, and then complete and submit the ballot provided at the Special Meeting.

How may I vote if my shares are held in "street name?"

     If the shares you own are held in "street name" by a bank or brokerage firm, the nominee of your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm.

     If you do not give instructions to your bank or brokerage firm, it will still be able to cast your votes with respect to certain "discretionary" items, but will not be allowed to cast your votes with respect to certain "non-discretionary" items. In the case of non-discretionary items, the shares will be treated as "broker non-votes." "Broker non-votes" are shares that are held in "street name" by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. If you do not give instructions to your bank or brokerage firm, your bank or brokerage firm will not be permitted to cast your votes with respect to the approval of the sale of the York Shares or the adjournment of the Special Meeting.

     If you wish to attend the Special Meeting in person to vote your shares held in street name, you will need to obtain a proxy from the holder of record (i.e., the nominee of your brokerage firm or bank).


Can I change my vote after I submit my proxy?

     Yes, you may revoke your proxy and change your vote by:

     o sending us another signed proxy with a later date;

     o giving written notice of the revocation of your proxy to our Secretary prior to the Special Meeting; or

     o voting in person at the Special Meeting.

What is the effect if I abstain from voting on the Proposal or the adjournment of the Special Meeting?

     If you abstain from voting or vote against the Proposal or against the adjournment of the Special Meeting in order to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Proposal, then your shares will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions will have the effect of a vote against the Proposal to approve the sale of the York Shares and against the adjournment of the Special Meeting.

How many shares must be present to hold the Special Meeting?

     A quorum must be present at the Special Meeting on a matter for a vote to be taken on the Proposal. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote on the Proposal will constitute a quorum with respect to that matter. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for the purpose of determining a quorum.

What if a quorum is not present at the Special Meeting, or we do not obtain the required vote for approval of the Proposal?

     The Special Meeting may be adjourned or postponed from time to time to a later date if a quorum of stockholders is not present in person or by proxy or to permit the further solicitation of proxies to obtain approval of the Proposal or for other purposes.

How will votes be counted?

     Each share of Bexil common stock is entitled to one vote. For purposes of the vote on the Proposal, abstentions and broker non-votes will have the same effect as votes against the Proposal.

Can I still sell my shares?

     Yes, you may sell your shares of Bexil at any time.

What do I need to do now?

     After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares are represented at the Special Meeting. A majority of shares entitled to vote must be present in person or by proxy at the Special Meeting to enable us to conduct business at the Special Meeting.

Who can help answer questions?

     If you have any additional questions about the proposals, you should contact the Secretary of Bexil at 1-212-785-0400 or N.S. Taylor & Associates, Inc., a proxy solicitation firm that we have engaged, at 1-866-470-3300.

Our annual report on Form 10-KSB/A for the year ended December 31, 2004, and our quarterly reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, each as filed with the SEC, and including financial statements, are available free of charge through the SEC's electronic data system at www.sec.gov. To request additional printed copies of this proxy statement, which we will provide to you free of charge, either write to Bexil Corporation, 11 Hanover Square, New York, New York 10005, Attention: Secretary, or email us at info@bexil.com. Our other public filings can also be accessed at the SEC's web site at www.sec.gov.

                       THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

     The Special Meeting will be held on April 27, 2006 at 10:00 a.m., local time, at the offices of the American Stock Exchange, 86 Trinity Place, 14th Floor, New York, New York 10005.

Matters to be considered at the Special Meeting

     At the Special Meeting, stockholders will consider and vote on proposals to
(1) approve the sale of the York Shares to York Buyer pursuant to the Bexil Purchase Agreement attached as Exhibit A and (2) if necessary, to approve the adjournment of the special meeting to a later date to solicit additional proxies.

Record Date

     The Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting is the close of business on March 20, 2006. At the close of business on the Record Date there were issued, outstanding and entitled to vote an aggregate of 879,592 shares of our common stock, $.01 par value per share. There were no other shares of our capital stock issued and outstanding as of the date of this proxy statement.

Voting and Votes Required

     Each share of our common stock is entitled to one vote. All properly executed proxies will be voted in accordance with the instructions contained therein, and if no instructions are specified, the proxies will be voted in favor of the sale of the York Shares, and, if necessary, the adjournment of the meeting to a later date to solicit additional proxies. With respect to any procedural matter properly presented at the Special Meeting, the persons named in the proxy will be authorized to vote, or otherwise act, in accordance with their discretion on such matter.


     A stockholder may revoke any proxy at any time before it is exercised by delivery of written revocation to the Secretary of Bexil or by voting in person at the Special Meeting. A stockholder may also change a vote by signing and submitting another proxy with a later date. Attendance at the Special Meeting will not itself be deemed to revoke a proxy unless the stockholder votes in person at the Special Meeting.


     The affirmative vote of the holders of a majority of the votes entitled to be cast on the Proposal is required to approve the Proposal and the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Special Meeting is required to approve the adjournment of the meeting to a later date to solicit additional proxies.

Quorum

     The holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the Special Meeting shall constitute a quorum at the Special Meeting. Shares of common stock present in person or represented by proxy, including shares that abstain, represent broker non-votes or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present.

Adjournment

     Although it is not expected, we may attempt to adjourn the Special Meeting in order to solicit additional proxies to approve the Proposal if fewer shares are voted in favor of the Proposal than are required to approve the Proposal. Any adjournment of the Special Meeting may be made without notice, other than by the announcement made at the Special Meeting, to a date no more than 120 days after the Record Date for the Special Meeting (which Record Date is the close of business on March 20, 2006) by approval of a majority of the votes cast on such matter. At any subsequent reconvening of the Special Meeting, all proxies will be voted on the Proposal in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies properly changed or revoked.

Abstentions and Broker Non-Votes

     Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have the effect of a vote against the Proposal to approve the sale of the York Shares and against the adjournment of the Special Meeting.

Shares Owned and Voted by our Directors and Executive Officers

     At the close of business on March 20, 2006, the Record Date for the Special Meeting, our directors and executive officers and a corporation controlled by one of our directors beneficially owned, in the aggregate, 280,343.663 shares of our common stock and have entered into a voting agreement with Holdings agreeing to vote their shares in favor of our sale of the York Shares to York Buyer. These shares represent approximately 31.9% of our shares of issued and outstanding common stock and do not include shares issuable upon the exercise of outstanding options and warrants.

Other Matters

     No other business may be considered at the Special Meeting.

Recommendation of the Board of Directors

     After careful consideration, our Board of Directors has unanimously approved the sale of the York Shares to York Buyer pursuant to the Bexil Purchase Agreement and unanimously advises and recommends that you vote FOR the Proposal (see pages 16-17.)

     In considering such recommendation, you should be aware that Bassett Winmill, a director and Executive Chairman of the Board of the Company, and Thomas Winmill, a director and the President, Chief Executive Officer and General Counsel of the Company have been awarded bonuses in the amounts of $163,125 and $652,500, respectively, as a result of Bexil having entered into the Bexil Purchase Agreement. In addition, the Governance, Compensation and Nominating Committee approved the payments of additional bonuses to Messrs. Bassett Winmill and Thomas Winmill, in the amounts of $336,875 and $1,347,500, respectively, and nine other employees of Bexil have been awarded bonuses aggregating $236,000 which bonuses are all contingent upon the Closing of the Bexil Purchase Agreement.

     You should also note that on December 29, 2005 our Board of Directors authorized a special dividend to our stockholders of $1.00 per share of our common stock contingent upon the closing of the Bexil Purchase Agreement. The Board authorized the Executive Committee of the Board to establish the record date and payment date for such dividend. As of March 20, 2006, the officers and directors of Bexil beneficially owned, directly or indirectly, approximately 280,344 of the 879,592 shares of our common stock which were issued and outstanding as of such date. Therefore, assuming such persons continued to hold their shares until the record date for the dividend and there are no changes in our outstanding shares between March 20, 2006 and the record date which is set for the dividend, our directors and officers (or their affiliates) shall be entitled to receive approximately $280,344 or 31.9% of the aggregate of $879,592 in cash dividends that will be paid if the Bexil Purchase Agreement is consummated.

                             SALE OF THE YORK SHARES

     Our Board of Directors is advising and recommending the sale of the York Shares pursuant to the terms of the Bexil Purchase Agreement for approval by our stockholders at the Special Meeting. The sale of the York Shares was approved by our Board of Directors, subject to stockholder approval, on December 23, 2005. A copy of the Bexil Purchase Agreement is attached as Exhibit A to this proxy statement. The material terms of the Bexil Purchase Agreement are summarized below. This is not a complete summary of the Bexil Purchase Agreement and is subject in all respects to the provisions of, and is qualified by reference to, the Bexil Purchase Agreement. Stockholders are urged to read the Bexil Purchase Agreement in its entirety.

     Our Board of Directors advises and recommends a vote FOR the Proposal.

Factors That Our Stockholders Should Consider

     There are several factors that stockholders should consider when deciding to vote to approve the sale of the York Shares, including the following factors:

     The consideration to be received by us for the sale is substantial and shall consist entirely of cash.

     We anticipate that the consideration for the York Shares to be received by us will be approximately $38,864,000 in cash. This represents approximately
13.04 times the sum of our fiscal 2004 revenues and our 2004 equity in earnings of York, approximately 2.34 times our total assets as of September 30, 2005, approximately 1.78 times our market capitalization on December 23, 2005 which was the last trading day prior to the public announcement that we had entered into the Bexil Purchase Agreement, approximately 1.30 times our market capitalization as of December 30, 2005. An approximate 406% premium above our market capitalization as of January 18, 2002 (the day on which we acquired our interest in York), and a return of approximately 13 times our initial investment in York. We also expect to receive a consulting fee bonus of $100,000 payable by York at the Closing. Moreover, the consideration is all cash, which provides certainty of value compared to a transaction involving receipt of stock or other non-cash consideration, especially in light of the volatility of the stock market.


     The Bexil Purchase Agreement contains certain provisions that we consider favorable to Bexil and the Bexil Purchase Agreement does not impose certain obligations on us that are customarily imposed on sellers in sale transactions.

     We believe that the Bexil Purchase Agreement contains a number of provisions favorable to Bexil, such as: the consideration to be paid to us for the sale of the York Shares is all in cash and not subject to adjustment, except for a dollar for dollar reduction in the purchase price for any distributions and management fees that may be paid to us from the date of signing to the Closing of the Bexil Purchase Agreement; there is no escrow deposit by Bexil of any portion of the purchase price; and Bexil has made only a limited number of representations and warranties in the Bexil Purchase Agreement relating only to Bexil, required SEC filings by Bexil and Bexil's ownership of the York Shares. Bexil makes no representations and warranties in the Bexil Purchase Agreement relating to York and none of the representations and warranties of the parties contained in Bexil Purchase Agreement survive the Closing. Furthermore, there are no provisions in the Bexil Purchase Agreement requiring a party to indemnify the other for any reason. As the seller in the transaction, we believe that these features could eliminate or lessen any potential liability of Bexil in the event the Bexil Purchase Agreement is consummated.


     Because we will not receive stock of York Buyer or its affiliates as all or partial consideration for the sale, our stockholders will not participate in the potential future growth of York.

     Since we will not receive equity in York or York Buyer or its affiliates in consideration of our sale of the York Shares, we and our stockholders will lose the opportunity to capitalize on the potential future growth of York's business and on its potential future success and profits.

     Our Board of Directors has authorized a special dividend to our stockholders of $1.00 per share of our common stock contingent upon the Closing of the Bexil Purchase Agreement; other than such special dividend, we do not intend to distribute any proceeds of the sale of the York Shares to our stockholders.

     We will sell the York Shares to York Buyer in exchange for a cash payment to us rather than directly to our stockholders. Our Board of Directors has authorized a special dividend to our stockholders of $1.00 per share of our common stock contingent upon the Closing of the Bexil Purchase Agreement. The record date for determining stockholders entitled to such special dividend will be set by the Executive Committee of our Board of Directors after the Closing, but we anticipate it will be on or about the 15th business day after the Closing of the Bexil Purchase Agreement. Except for such special dividend, we do not plan to distribute any proceeds of the sale of the York Shares to our stockholders, but rather intend to use such proceeds to start up and develop a business or make acquisitions of existing businesses or for other purposes which we have not identified. Any cash that we receive from the sale of the York Shares will be subject to claims of our creditors.

     Two of our directors and all of our executive officers have interests that are different from, or in addition to, those of our stockholders generally.


     On December 29, 2005, the Governance, Compensation and Nominating Committee of the Board (comprised of Edward G. Webb, Jr., Charles A. Carroll, and Douglas Wu, all of whom in relation to Bexil are independent directors in accordance with the American Stock Exchange director independence standards), approved the payment of bonuses to Bassett Winmill, the Executive Chairman of the Board of the Company, and Thomas Winmill, the President, Chief Executive Officer and General Counsel of the Company, in the amounts of $163,125 and $652,500, respectively, as a result of Bexil having entered into the Bexil Purchase Agreement. In addition, the Governance, Compensation and Nominating Committee approved the payments of additional bonus to Messrs. Bassett Winmill and Thomas Winmill in the amounts of $336,875 and $1,347,500, respectively, and bonuses to nine other employees of Bexil in the aggregate amount of approximately $236,000, which bonuses are all contingent upon the Closing of the Bexil Purchase Agreement. In arriving at its decisions to award bonus compensation, the Governance, Compensation and Nominating Committee considered a report and presentation of Strategic Compensation Planning, Inc., a compensation consulting firm retained by the Company, regarding compensation paid to executive officers and key employees of other companies in connection with the sale of the business or substantial assets by such companies. The Governance, Compensation and Nominating Committee also considered the advice of the Company's legal advisors.

     You should also note that on December 29, 2005 our Board of Directors authorized a special dividend to our stockholders of $1.00 per share of our common stock contingent upon the closing of the Bexil Purchase Agreement. The Board authorized the Executive Committee of the Board to establish the record date and payment date for such dividend. As of March , 2006, the officers and directors of Bexil beneficially owned, directly or indirectly, approximately 280,344 of the 879,592 shares of our common stock which were issued and outstanding as of such date. Therefore, assuming such persons continued to hold their shares until the record date for the dividend and there are no changes in our outstanding shares between March , 2006 and the record date which is set for the dividend, our directors and officers (or their affiliates) shall be entitled to receive approximately $280,344 or 31.9% of the aggregate of $879,592 in cash dividends that will be paid if the Bexil Purchase Agreement is consummated.

     The business terms of the Bexil Purchase Agreement are favorable when compared to the terms of the MacArthur Purchase Agreement.

     The business terms of the MacArthur Purchase Agreement differ from those of the Bexil Purchase Agreement in, among other things, the following ways:

        o The purchase price per share of York to be sold under the MacArthur Purchase Agreement is expressed as a formula subject to certain possible deductions determined as of the time of the Closing. The Board anticipates that the per share proceeds for the shares of York to be sold under the MacArthur Purchase Agreement will be approximately the same as for the shares to be sold under the Bexil Purchase Agreement, although, as a result of certain possible deductions determined as of the time of the Closing from the purchase price per share to be paid to MacArthur and according to MacArthur's estimates, such per share proceeds could ultimately be slightly less than that received by Bexil; and

        o MacArthur has agreed to make various representations and warranties regarding York and its businesses that survive the closing for a period of time and are subject to a $4,500,000 indemnification obligation and escrow arrangement. These terms do not apply to the sale of the York Shares under the Bexil Purchase Agreement.

     The obligation of York Buyer to consummate the Bexil Purchase Agreement is conditioned upon, among other things, the closing of the MacArthur Purchase Agreement, the closing of which is in turn conditioned upon certain matters not within our control, including that the Buyer Parties shall have obtained debt financing sufficient to pay the purchase price under the Bexil Purchase Agreement and MacArthur Purchase Agreement.

     The obligation of York Buyer and Holdings (collectively referred to as the "Buyer Parties") to consummate the Bexil Purchase Agreement is conditioned upon, among other things, the consummation of the MacArthur Purchase Agreement, which includes various conditions which must be satisfied. We cannot control the satisfaction of such conditions to the consummation of the MacArthur Purchase Agreement. Therefore, even if we satisfy the conditions to closing the Bexil Purchase Agreement, the Buyer Parties will not be obligated to consummate the Bexil Purchase Agreement if the MacArthur Purchase Agreement is not consummated for any reason.

     In addition to the satisfaction by MacArthur or the waiver by Buyer Parties of the same or similar conditions applicable to the Buyer Parties' obligations to consummate the Bexil Purchase Agreement, the Buyer Parties' obligation to consummate the MacArthur Purchase Agreement is subject to the satisfaction of, among others, the following conditions: there shall be no material adverse change in the condition (financial or otherwise), business or results of operations of York since May 31, 2005; Buyer Parties shall have obtained debt financing for the purchase of MacArthur's and Bexil's shares of York; counsel to MacArthur shall have delivered a legal opinion to York Buyer regarding certain matters; and the directors of York and its subsidiaries shall have resigned.

     The statements contained in this proxy statement concerning the MacArthur Purchase Agreement are qualified in their entirety by reference to the MacArthur Purchase Agreement, which is attached to this proxy statement as Exhibit B and which we urge stockholders to read carefully.

The Purchaser

     The purchaser pursuant to the Bexil Purchase Agreement is York Insurance Acquisition, Inc., a Delaware corporation which is a wholly owned subsidiary of Holdings, another Delaware corporation. Both corporations have been recently formed by Odyssey Investment Partners Fund III, L.P. and its Manager, Odyssey Investment Partners, LLC (collectively, "Odyssey") for purposes of acquiring all of the outstanding shares of common stock of York. As of the date of this proxy statement, Odyssey Investment Partners Fund III, L.P. owns all of the outstanding capital stock of Holdings, although it has not guaranteed the obligations of the Buyer Parties.

     None of the officers, directors or affiliates of York or Bexil is affiliated with Odyssey. None of the officers, directors or affiliates of Odyssey or York is affiliated with Bexil. Thomas B. Winmill, Bexil's President, Chief Executive Officer and General Counsel, is also the Vice Chairman and a director of York and the Vice Chairman and a director of two subsidiaries of York, namely York Claims Service, Inc. and York Claims Service, Inc. - Florida. Douglas Wu, a director of Bexil, is also a director of York.

Use of Proceeds from the Sale

     We are currently reviewing alternatives for the use or disposition of our assets following the sale of the York Shares. We anticipate that net of selling expenses, federal and state income taxes aggregating approximately $16.4 million on the gain recognized on such sale and the payment of bonuses in connection with the transaction to certain employees and officers aggregating approximately $1.9 million (an additional $816,000 of non-contingent bonuses relating to the Bexil Purchase Agreement were paid in December 2005), we shall receive approximately $20.6 million in net proceeds as a result of the sale of the York Shares. We have no plans to dissolve and liquidate the Company. We may decide to use some, most, or all of the proceeds (other than approximately $880,000 which our Board of Directors has authorized to be distributed as a cash special dividend contingent upon the Closing of the Bexil Purchase Agreement) to start up and develop a business or to explore other alternatives, such as an acquisition of or business combination with, another entity or entities. At this time our Board of Directors has not made any decision to pursue any of these options.

Background of the Transaction

     We are a holding company. Our primary holding is a 50% interest in privately held York. The remaining 50% interest in York is held by MacArthur. York is a privately owned insurance services company based in the United States. Since the 1930's, York, through predecessor companies, has served as both an independent adjustment company and third party administrator providing comprehensive claims, data, and risk related services to insurance companies, self-insureds, and intermediaries throughout the United States. More recently York has established business units in the program management, licensed private investigation, recovery, environmental consulting, retail logistics and large/complex loss adjusting markets. For 2004 and 2005 our 50% interest in York has been accounted for using the equity method and, therefore, York's financial statements are not consolidated with our own. For 2001 to 2003, inasmuch as we were then a registered investment company during such period, York was accounted for using the fair value method.

     When Bexil and MacArthur purchased York, the parties entered into a Stockholders Agreement dated January 18, 2002 (the "Stockholders Agreement") that set forth, among other things, procedures and restrictions upon the stockholders in the event they desired to sell or otherwise transfer their respective shares of York. Specifically, certain provisions give the non-selling stockholder the right of first offer and "tag-along" rights. In essence, the right of first offer provision requires the stockholder desiring to sell its or his shares to first offer the shares to the other stockholder and York on specific terms and, if such offer is declined by the non-selling stockholder and York, to permit the sale of the shares to a third party within the next 60 days, but only on the terms offered to the non-selling stockholder and York or on terms less favorable to the third party than the terms offered to the non-selling stockholder and York. Through the tag-along right, in the event a stockholder proposes a transfer of a portion or all of such stockholder's shares of York to an unaffiliated third party, the other stockholder has the right to require the initiating stockholder to arrange with the proposed transferee to the purchase from the other stockholder of a proportional amount of the other stockholder's shares.

     In the fall of 2004, MacArthur advised Bexil that he desired to diversify his assets and at the same time achieve a capital structure which would support York's growth by acquisitions, and that he would be interested in selling some of his shares in York to accomplish these goals. Bexil and MacArthur discussed various means to assist MacArthur in achieving his objectives that would be consistent with Bexil's long term corporate strategies, including Bexil's potential acquisition and an initial public offering of York's common stock, which could include MacArthur's shares and/or newly-issued shares offered by York. However, Bexil and MacArthur could not agree on the price or other terms for a transaction between them and a public offering would have been constrained by numerous considerations, including our unwillingness to have our voting interest in York diluted below 50% by an offering of voting shares. As a result, we and MacArthur then sought a third party valuation of York.

     In considering the valuations and proposals relating to York discussed in this "Background of the Transaction" section, you should note that such valuations and proposals were made either before or without making allowance for dividends in the aggregate amount of $25,341,382 declared by York during the period from June 2005 through November 2005, pursuant to which an aggregate of $12,670,691 was paid to us.

     At the January 12, 2005 meeting of the York Board of Directors, Chapman Associates General Business, Inc. ("Chapman") presented a valuation of York as of January 11, 2005 and an outline of a confidential offering memorandum ("COM") relating to a private offering of the 50% of the common stock of York owned by MacArthur. Under the various methods used, Chapman noted an enterprise valuation of 100% of York ranging between approximately $100 and $120 million. MacArthur informed Bexil that he wished to explore the possible sale to a third party of a portion of his shares of York and to retain Chapman to assist him in this regard. The valuation and outline of the COM were reviewed by the Bexil Board of Directors at its meeting on February 15, 2005. During this period and subsequently, Bexil and MacArthur continued to discuss potential transactions between them, but could not agree on terms or price.

     On March 10, 2005, Bexil, MacArthur and York entered into a protocol agreement governing the distribution of confidential York information by MacArthur and certain other matters in connection with MacArthur's exploration of potential transactions. The protocol agreement also provided that the parties thereto acknowledged that Bexil was not offering the York Shares for sale. The agreement further provided that inasmuch as the York Board of Directors had determined that it would benefit York for members of the York Board to receive Chapman's valuation of York and the COM, the York Board authorized York to reimburse MacArthur for Chapman's $40,000 fee for providing a valuation of York and preparing the COM.

     The protocol agreement further provided that MacArthur was solely responsible for any and all other fees and expenses due and payable to Chapman; provided, however, that if Bexil exercised its tag-along rights pursuant to the Stockholders Agreement and sold all or any portion of the York Shares in connection with the sale of shares of York by MacArthur, or MacArthur and Bexil engaged in a transaction with each other, each stockholder would, at the closing of the sale transaction, reimburse to the other stockholder in cash or immediately available funds, such stockholder's pro rata share, based on the number of shares of common stock of York sold by such stockholder, of the fees and expenses paid and payable to the unaffiliated financial advisors of such stockholder, provided that each stockholder would pay its own financial advisor's fees and expenses to the extent they exceeded those payable to Chapman. A form of confidentiality agreement attached as an exhibit to the protocol agreement provided that the signer acknowledged that the common stock of one of the stockholders was publicly traded and that the evaluation material constituted material, non-public information about the publicly traded stockholder for purposes of the securities laws, and that nothing in the agreement should be intended to suggest that the publicly traded stockholder was offering for sale any of the shares of stock it owned in York.

     In March 2005, Chapman contacted various strategic and financial buyers about a possible transaction pertaining to the shares of York owned by MacArthur. After receipt of signed confidentiality agreements pursuant to the protocol agreement, Chapman distributed approximately 50 copies of the COM dated February 2005 to various interested parties. The COM noted that Bexil was pleased with the York investment over the past three years, and therefore, its primary interest was in maintaining its holding in York. Chapman received 11 letters from potential strategic and financial buyers, including Odyssey, many of which indicated enterprise values of York within a range of approximately $100 million. By April 2005, Chapman had analyzed the non-binding proposals of interested potential buyers and presented them to MacArthur.

     From April to July, MacArthur worked with a first potential buyer, which MacArthur selected based upon that potential buyer having indicated the highest enterprise value for York. Such potential buyer conducted due diligence on York and negotiated terms of a possible purchase with MacArthur, although ultimately MacArthur and this first potential buyer were unable to agree on a definitive price and other terms for a purchase transaction.

     During the same period, MacArthur and Bexil also recognized that a sale transaction with a potential buyer might not occur and in order to help MacArthur diversify his assets and obtain more liquidity, they would recommend to the York Board that York undertake a program in which York would declare and pay to its stockholders cash dividends. On June 10, 2005 the York Board of Directors declared a cash dividend of $2,500,000 to each of MacArthur and us, and paid such dividends on June 16, 2005. On June 10, 2005, the York Board of Directors further declared a cash dividend to stockholders of record on the close of business June 30, 2005, July 31, 2005, August 31, 2005, and September 30, 2005 payable on, respectively, July 1, 2005, August 1, 2005, September 1, 2005 and October 1, 2005 in the amount of cash on hand at York as of such respective record dates, provided that York's cash balance on such date not be reduced below $2,500,000 by the payment of such dividend. York paid the June 30, 2005 record date cash dividend of $170,691 to each of us and MacArthur on July 25, 2005, although no dividends for the July 31, 2005, August 31, 2005, and September 30, 2005 record dates were paid due to the cash balance limitation.

     After determining that a transaction with the first potential buyer was not feasible, MacArthur and Chapman re-evaluated the proposals of the other ten potential buyers, which included Odyssey, and requested further indications of interest and final bids from the four potential buyers, including Odyssey, that had offered the next highest enterprise values. MacArthur made his determination as to which of the potential buyers to request final bids based on which were most likely to consummate a transaction and after checking such potential buyers' references. As a result of the analysis of the four potential bids, MacArthur decided to pursue discussions with Odyssey because it offered the highest bid and the most favorable transaction terms. One of the other bidders also offered $110,000,000, but the transaction terms were less favorable to the shareholders than those offered by

Odyssey and Odyssey had a strong relationship with a financing source which provided greater confidence that it would be able to obtain the financing necessary to consummate the transaction. The other two bidders offered between $100,000,000 and $104,000,000. As indicated above, all such bids were made either before or without making allowances for dividends in the aggregate amount of $25,341,382 paid by York.

     In late August 2005, MacArthur advised Bexil that he was in discussions with Odyssey. On September 1, 2005, Chapman provided Bexil with three letters that Chapman had received from Odyssey. The third letter, dated August 26, 2005, expressed a total enterprise valuation of $110 million based upon the buyer acquiring York's May 31, 2005 balance sheet "debt free" and York containing $7.8 million of cash at the closing. (The balance sheet of York as of May 31, 2005 set forth institutional bank indebtedness of $1,054,784 and cash of $7,792,165.) On September 6, 2005, Bexil management met with MacArthur and representatives from Odyssey. By letter dated October 14, 2005 to Bexil and York, MacArthur gave notice of the receipt by MacArthur of a non-binding proposal from Odyssey to purchase all the outstanding shares of York for a purchase price of $110 million based upon the buyer acquiring York's May 31, 2005 balance sheet "debt free" and York containing $7.8 million of cash at the closing and subject to certain adjustments and other conditions, including that MacArthur would roll over a portion of his shares into equity of the buyer or an affiliate of the buyer.

     On October 17, 2005, Bexil received a draft stock purchase agreement prepared by Odyssey. The draft agreement provided for, among other things: the purchase price being subject to certain possible deductions determined as of the Closing; the making by Bexil of certain extensive representations and warranties concerning itself and York, which representations and warranties would survive the Closing; the deposit in escrow by Bexil of $5,500,000 of the purchase price payable to Bexil to secure Bexil's potential liabilities under the agreement; and a termination fee payable by Bexil of $2,750,000. Bexil management discussed the draft with MacArthur and Chapman, and consulted legal and tax counsel. Having circulated to the Bexil Board of Directors the draft stock purchase agreement, MacArthur's letter dated October 14, 2005, and Odyssey's letter dated August 26, 2005, Bexil held a conference call for its directors to discuss the matter on October 28, 2005. The directors discussed the advantages and disadvantages, including without limitation those listed above, as well as the risks associated with the draft agreement's sale structure and related matters. The directors informally concluded not to proceed with a transaction containing the terms included in the draft stock purchase agreement. Subsequently on October 28, 2005, Bexil management received MacArthur's proposed revisions to the draft agreement, although it concluded that the proposed revisions did not materially alter the risks of concern to the Bexil Board.

     On October 31, 2005, Bexil informed MacArthur that it would not proceed with the transaction as then contemplated and suggested a meeting to pursue other liquidity and capital structure strategies. As a result of that meeting and further discussions, Bexil and MacArthur discussed a plan for a leveraged dividend by York that would enable York to distribute to its stockholders a portion of York's retained earnings in excess of the cash of York on hand, and outlined a plan to explore the possibility of an initial public offering of shares by York ("IPO"). In contrast to 2004, Bexil agreed to permit an offering of York voting stock, notwithstanding potential dilution of Bexil's voting interest. Numerous potential impediments to a successful IPO were also outlined at that meeting.

     On November 9, 2005, Bexil received a revised stock purchase agreement draft from Odyssey to be entered into by and between a newly-formed corporation controlled by Odyssey and Bexil for the sale of the York Shares by Bexil to the buyer. The structure was changed to provide for the sale of the York Shares and the sale and rollover of MacArthur's shares in York pursuant to two separate agreements, although the price consideration in both agreements was based on the same enterprise valuation. The following changes deemed material were also made in the Bexil revised stock purchase agreement draft: there were no balance sheet adjustments to the purchase price payable to Bexil; there was no escrow deposit by Bexil of any portion of the purchase price; Bexil would make limited representations and warranties relating only to Bexil, required SEC filings by Bexil, and its ownership of the York Shares; Bexil would not make any representations and warranties relating to York; and none of the representations and warranties in the revised draft would survive the closing. Also different was that in the event of a termination of the revised draft stock purchase agreement, neither party would have any liability to the other party, except with respect to any damages incurred as a result of a breach by the other party of any of its representations, warranties and covenants and, in the event that the Closing did not occur because of Bexil's breach of its representations, warranties and covenants under the revised draft stock purchase agreement, Bexil's non-satisfaction of certain closing conditions, Bexil stockholder approval was not obtained, or Bexil accepted a superior proposal, Bexil would reimburse buyer for up to $1,750,000 of buyer's expenses, as opposed to reasonable expenses and a termination fee of $2,750,000 as provided in the prior draft. Other changes deemed less material were made as well. Also, certain stockholders of Bexil would enter into a voting agreement with the buyer to agree to support the transactions contemplated by the revised draft of the Bexil stock purchase agreement.

     Following on the dividend policy to declare and pay to its stockholders dividends of cash available for distribution that was implemented by the York Board during the period from June through September of 2005, the York Board declared on November 29, 2005 a cash dividend of $2,500,000 to each of MacArthur and us, and paid such dividends on November 30, 2005. Further, on November 29, 2005 the York Board declared a cash dividend of $7,500,000 to each of MacArthur and us. These latter dividends were financed by a $15,000,000 loan to York by a bank and paid on December 22, 2005. The aggregate amount of dividends declared and paid by York to its stockholders during the period from June 10, 2005 to December 31, 2005 was $25,341,382, of which half, or an aggregate of $12,670,691, was paid to us. These dividends were approved by the Board of Directors of York based on the recommendation of the York stockholders to provide liquidity for the stockholders when it appeared doubtful that other liquidity events, such as a sale of all or a portion of the equity in, or assets of, York, or an IPO of York stock would occur, and likely reduced the amount that a buyer would pay for the York Shares.

     At a regular meeting of the Bexil Board of Directors on November 10, 2005, the Bexil directors received a presentation by MacArthur as to Odyssey's proposal as contained in the revised stock purchase agreement draft and the IPO proposal, a similar presentation by Bexil management, and otherwise reviewed the proposals. The Bexil Board at that time determined to form a special committee comprised exclusively of Bexil's independent directors, as defined in AMEX Company Guide Section 121, to study the Odyssey proposal.

     The Special Committee, comprised of Charles Carroll, Douglas Wu and Edward
G. Webb, Jr., was authorized to and directed to take such further action with respect to the evaluation of a potential extraordinary sale transaction regarding the York Shares and all similar and related matters as it may deem necessary or appropriate, including without limitation, to hire and confer with advisers, counsel and special counsel as it deems appropriate, to report to the Board from time to time on such matters as necessary or appropriate, to negotiate price and other matters, to make a final determination as to whether or not to proceed with any proposed extraordinary transaction, and to make any further recommendations to the Board in this regard.

     The Special Committee met on November 22, 2005, November 29, 2005, December 16, 2005 and December 23, 2005.

     At its meeting held on November 22, 2005, the Special Committee considered possible alternatives to a sale of the York Shares. However, the Special Committee did not determine to contact any of the 10 potential buyers besides Odyssey or seek any additional bids for York because the Special Committee believed that the terms of the Bexil Purchase Agreement with Odyssey were favorable to Bexil and that any delay in negotiating a definitive agreement with Odyssey might jeopardize the consummation of such transaction.

     The Special Committee also reviewed the experience, credentials of and proposals made by a number of firms to act as financial advisor to the Special Committee and to render a fairness opinion to the Special Committee regarding the sale of the York Shares to York Buyer. During portions of the meeting, the Special Committee consulted with the directors of the Board who were not members of the Special Committee as well as certain members of management and representatives of legal counsel to the Company. The Special Committee selected Empire Valuation Consultants, LLC ("Empire") as its financial advisor and to render the fairness opinion, subject to certain modifications of Empire's proposal and other matters.

     At its meeting held on November 29, 2005, the Special Committee reviewed its process in the selection of a financial advisor and then confirmed its selection of Empire as its financial advisor and to render the fairness opinion. The Special Committee then engaged in a general discussion with Empire regarding its valuation procedure and certain aspects of a valuation process and considerations relevant to Bexil, the York Shares, and the York business. Empire discussed its preliminary views and areas appropriate for further analysis and review. During portions of the meeting, the Special Committee consulted with the directors of the Board who were not members of the Special Committee as well as certain members of management and representatives of legal counsel to the Company. A representative of Empire attending the meeting responded to questions asked by our directors regarding Empire's valuation methodology, including how various factors, such as the lack of many comparable companies by which to gauge a valuation, would affect Empire's analysis. It was determined that Empire's representative had answered all questions to the satisfaction of the Board and then the Special Committee, meeting in executive session, confirmed that all questions had been satisfactorily answered.

     At the meeting held on December 16, 2005 attended by all members of the Special Committee, certain members of management, representatives of legal counsel, and representatives of Empire, a representative of Empire gave a presentation regarding the analyses made by and the preliminary conclusions of Empire regarding the fairness to the public stockholders of Bexil, from a financial point of view, of the sale of the York Shares upon the terms set forth in the then current draft of the Bexil stock purchase agreement. The representative of Empire indicated that he expected that Empire would be able to deliver an opinion that the transaction, in its current form, was fair, from a financial point of view, to the public stockholders of Bexil, subject to a review of final documentation of the transaction.

     A meeting of the Special Committee and our Board of Directors was held on December 23, 2005. After considering the terms of the agreements relating to the sale of the York Shares and the presentations by our management and our legal and financial advisors, including the delivery by Empire to the meeting of its written opinion that the transaction, in its current form, was fair from a financial point of view to the stockholders of Bexil, the members of the Special Committee approved the Bexil Purchase Agreement and recommended such approval to our full Board of Directors. Thereupon, after further discussion, our full Board of Directors, by unanimous vote of all directors:

    o approved the sale of the York Shares pursuant to the Bexil Purchase Agreement and the transactions contemplated thereby; and

    o advised and recommended to our stockholders that they authorize and approve the Bexil Purchase Agreement. The Board then authorized and directed our management to execute the Bexil Purchase Agreement.

Reasons for the Board's Recommendation

     In reaching its decision to approve and recommend the sale, our Board of Directors considered the following factors:

    o The process undertaken by MacArthur to solicit third party indications of interest for the sale.

    o  We had not received any firm offers for the York
       Shares involving cash consideration exceeding that offered by York Buyer.

    o The structure of the proposal by York Buyer as a cash transaction was deemed favorable by our Board of Directors.

    o The terms of the Bexil Purchase Agreement were the result of extensive arm's length negotiations.

    o A portion of the income or gain from the sale of the York Shares will be offset by our useable net operating loss carryforwards.

    o None of the representations and warranties of the parties contained in Bexil Purchase Agreement survive the Closing and there are no provisions in the Bexil Purchase Agreement requiring a party to indemnify the other for any reason.

    o Presentations by, and discussions with, our senior management and representatives of our financial and legal advisors regarding the proposed transactions.

    o Factors that increase the likelihood of the consummation of the transactions contemplated by the Bexil Purchase Agreement, including the fact that the sale of the York Shares is not subject to any material consents and approvals, except a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration of the waiting period thereunder and stockholder approval.

    o Empire's opinion dated December 23, 2005, that, as of the date of its opinion and based on the matters considered and subject to the assumptions, conditions and qualifications set forth in the written opinion,

    o the consideration to be received by Bexil pursuant to the Bexil Purchase Agreement is fair, from a financial point of view, to the public stockholders of Bexil.

    o The uncertainties and risks in the insurance business generally and those relating specifically to the business of York.

     Our Board of Directors also identified and considered potentially negative factors involved in the sale of the York Shares, including the following:

    o The proposed sale of the York Shares does not provide for a cash payment directly to our stockholders enabling our stockholders, at the earliest possible time, to obtain the benefits of the transaction, but that the benefits of the sale will be obtained only, if at all, over time through our use of the sale proceeds and any distributions we choose to make to our stockholders. Our Board of Directors has authorized a special dividend to our stockholders of $1.00 per share of our common stock contingent upon the Closing of the sale of the York Shares pursuant to the Bexil Purchase Agreement. The record date for determining stockholders entitled to such special dividend will be set by the Executive Committee of our Board of Directors after the Closing, but we anticipate that it will be on or about the 15th business day after the Closing of the Bexil Purchase Agreement. Except for such special dividend, distributions to our stockholders are not currently anticipated.

    o We will incur a substantial income tax on our gain from the sale of the York Shares, which we estimate to be approximately $15,775,000.

    o The Bexil Purchase Agreement does not provide for an upward adjustment of the purchase price for the York Shares to be paid to Bexil in the event that York earns profits between the dates of signing and closing of the Bexil Purchase Agreement.

    o We and our stockholders will lose the opportunity to capitalize on the potential future growth of York's business and its potential future success and profits had we elected to retain the York Shares.

    o Odyssey has not guaranteed the obligations of the Buyer Parties, which likely will have substantially no assets and may not have any assets until immediately prior to the Closing.

     The foregoing discussion of the information and positive and negative factors considered and given weight by our Board of Directors is not intended to be exhaustive. The members of our Board considered their knowledge of our business, financial condition and prospects, and the views of management and our financial and legal advisors. In view of the variety of factors considered, our Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Board may have given different weights to different factors.

Opinion of Empire Valuation Consultants, LLC

     Pursuant to an engagement letter dated November 23, 2005, we retained Empire to render an opinion to the Special Committee of our Board of Directors as to the fairness, from a financial point of view, to our public stockholders of the consideration to be received by us pursuant to the Bexil Purchase Agreement.

     On December 16, 2005, Empire delivered certain of its written analyses and its oral opinion to our Board of Directors, subsequently confirmed in writing, to the effect that and subject to the various assumptions set forth therein, as of December 12, 2005, the consideration to be received in the transaction was fair, from a financial point of view, to our public stockholders. On December 23, 2005 Empire delivered its written opinion to the same effect as it had provided on December 12, 2005.

     The full text of the written opinion of Empire, dated December 23, 2005, is attached as Exhibit C and is incorporated by reference. Empire has reviewed Exhibit C as well as the summary of its opinion set forth in this proxy statement and has consented to the inclusion of its opinion and the summary of such opinion in this proxy statement. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Empire. The summary of the written opinion of Empire set forth herein is qualified in its entirety by reference to the full text of such opinion. Empire's analyses and opinion were prepared for and addressed to the Special Committee of our Board of Directors and are directed only to the fairness to the public stockholders of Bexil, from a financial point of view, of the consideration to be received in the transaction, and do not constitute an opinion as to the merits of the transaction or a recommendation to any stockholder as to how to vote on the proposed transaction. Empire's analyses and opinion also did not take into consideration any tax issues related to the sale of the York Shares. The consideration received in the transaction was determined through negotiations between Bexil and Buyer Parties and not pursuant to recommendations of Empire.


     In arriving at its opinion, Empire reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

   o Drafts of the Bexil Purchase Agreement at various stages in the negotiating process;

   o an executed copy of the Bexil Purchase Agreement dated as of December 23, 2005;

   o certain publicly available financial and other information regarding York and us, and certain other relevant financial and operating data furnished to Empire by our management and advisors;

   o certain internal financial analyses, financial forecasts, reports and other information concerning York prepared by our management (collectively, the "York Forecasts");

   o discussions Empire had with certain members of our management concerning the historical and current business operations, financial conditions and prospects of York and such other matters Empire deemed relevant;

   o certain operating results of York as compared to the operating results of certain publicly traded companies Empire deemed relevant;

   o certain financial terms of the transaction as compared to the financial terms of certain selected business combinations Empire deemed relevant; and

   o such other information, financial studies, analyses and investigations and such other factors that Empire deemed relevant for the purposes of its opinion.

     In conducting its review and arriving at its opinion, Empire, with management's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by York or us or which was publicly available. Empire did not undertake any responsibility for the accuracy, completeness or reasonableness of, or attempted independently to verify, this information. In addition, Empire visited York's executive offices in Parsippany, New Jersey, but otherwise did not conduct any physical inspection of the properties or facilities of York. Empire further relied upon the assurance of our management that we were unaware of any facts that would make the information provided to Empire incomplete or misleading in any respect. Empire, with management's consent, assumed that the York Forecasts provided to Empire were reasonably prepared by our management, and reflected the best available estimates and good faith judgments of our management as to York's future performance and that such projections provide a reasonable basis for its opinion. There were no limitations placed on the scope of Empire's review.

     Empire did not make or obtain any independent evaluations, valuations or appraisals of York's assets or liabilities, nor was Empire furnished with these materials. Empire expresses no opinion with respect to such legal matters. Empire's services to us in connection with the transaction have included serving as exclusive financial advisor to the Special Committee of our Board of Directors and rendering an opinion as to the fairness to our public stockholders, from a financial point of view, of the consideration to be received in the transaction. Empire's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Empire on the date of its opinion. Although Empire's analysis of the value of York in connection with its opinion included a discounted cash flow analysis based upon projections of future cash flow of York, Empire did not take into account in its determination of the fairness to our public stockholders, from a financial point of view, of the consideration to be received in the transaction, the fact that the Bexil Purchase Agreement does not provide for an upward adjustment of the purchase price for the York Shares to be paid to Bexil in the event that York earns profits between the dates of signing and closing of the Bexil Purchase Agreement. It should also be understood that although subsequent developments may affect its opinion, Empire does not have any obligation to update, revise or reaffirm its opinion and Empire expressly disclaims any responsibility to do so.

     In rendering its opinion, Empire assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Bexil Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Bexil Purchase Agreement and that all conditions to the consummation of the Bexil Purchase Agreement will be satisfied without waiver thereof. Empire also assumed that all governmental, regulatory and other consents and approvals contemplated by the Bexil Purchase Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the sale of the York Shares.

     Empire's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed sale. Empire's opinion is limited to the fairness to the public stockholders of Bexil, from a financial point of view, of the consideration to be received in the sale of the York Shares. Empire expresses no opinion as to the underlying business reasons that may support the decision of our Board of Directors to approve, or our decision to consummate, the sale of the York Shares.

     In preparing its opinion, Empire performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Accordingly, Empire believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Empire considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion. Many of these factors are beyond the control of the Company or York. No company, transaction or business used in those analyses as a comparison is identical to York or the proposed sale of the York Shares, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in Empire's analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     Empire's opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the sale of the York Shares and should not be viewed as determinative of the views of the Special Committee, the Company's Board of Directors or management with respect to the sale.

     The following is a summary of the principal financial analyses performed by Empire to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Empire performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including our historical and projected financial results. No limitations were imposed by our Board with respect to the investigations made or procedures followed by Empire in rendering its opinion.

     You should note that in considering the valuations of York discussed below, such valuations reflect the fact that York distributed an aggregate of $25,341,382 to its stockholders in 2005, of which $12,670,691 was distributed to us.

Discounted Cash Flow Analysis

     Using the projections provided by Chapman and the Company's management, Empire performed a discounted cash flow analysis on the free cash flows of York for the 19 remaining days of 2005 after the date of the analysis and for calendar years 2006 through 2009. Based on its review of the projections and discussions with management of York and the Company, Empire first made several adjustments to the assumptions contained in the supplied projections. Empire's analysis assumed that York would require to keep on hand operating cash equal to one month's operating expenses. Interest income was assumed to be based on one half of York's projected cash balances at an average interest rate of 2.5%. Empire assumed that capital expenditures would be $3 million in 2008 and 2009 as compared to $2 million projected by management with corresponding increases in depreciation in such years. In addition, Empire's assumptions reduced the cash and equity value of York to reflect distributions made which were not reflected in historical information provided to Empire and anticipated distributions after the date of the analysis.

     Empire assumed two scenarios - a stable profit margin scenario and a scenario based on increasing profit margins. Empire considered the stable profit margin scenario to be more probable given historical margins for York and certain guideline companies, discussions Empire had with management of York and the Company and the potential for future competition to York. Empire discounted the net cash flows in each scenario through the calendar year 2009 back to the present by using discount rates based on a weighted average cost of capital rate developed using three models. The discount rates chosen by Empire were 15.5% in the case of the stable profits scenario and 16.5% in the case of the increasing profits scenario. The higher discount rate in the case of the increasing profits scenario is attributable to the higher risk which Empire assumed York would have to bear in order to achieve increasing profits. Empire then added the present value of these net cash flows to the horizon value of York in calendar year 2009, discounted back to the present at the same discount rates. Empire computed the horizon value of York in calendar year 2009 by capitalizing a normalized horizon cash flow base in that year using the Gordon Growth model.

     Empire considered a number of factors in assessing York's cash flows, including industry and economic trends, York's relative growth prospects and overall financial health, the advantages and disadvantages of York's relationship with York's largest customer, projected profit margins relative to historical margins and margins for certain guideline public companies for York, discussions with management of York, York's performance in 2004 and 2005 which included a significant component of business related to increased catastrophe activity in such years and other factors.

     Applying the above profit scenarios, ranges of discount rates and horizon values yielded the following implied equity values of the York Shares:

         o      Stable Profit Margin Scenario:  $32 million

         o      Increasing Profit Margin Scenario:  $45 million

Guideline Company Analysis

     In order to develop appropriate multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") to apply in valuing York, Empire compared selected historical operating data and ratios for York to the corresponding data and ratios of certain other companies whose securities are publicly traded and which Empire believes have operating and market valuations similar to what might be expected of York, including revenues of less than $1 billion, a focus on providing insurance related services and a significant customer base in North America. Theses companies were:

        o        Crawford & Company
        o        Lindsey Morden Group, Inc.
        o        Hooper Holmes Inc.

     Market value of invested capital ("MVIC," the market value of equity plus the market value of debt, less outstanding cash) to EBITDA multiples were calculated for the trailing twelve month ("TTM") period and over a weighted average three-year historical period. The following is a summary of the multiples exhibited for each of the guideline companies as of December 12, 2005:

                                                           MVIC/                        MVIC/
Company                                              3 Yr. Avg. EBITDA               TTM EBITDA
=======                                            ======================          ==============
Crawford & Company                                          7.2                          7.4
Lindsey Morden Group, Inc.                                  8.2                          7.4
Hooper Holmes Inc.                                          6.7                          7.6


     Based on the analysis of such guideline companies, Empire applied multiples of 5.5 and 6.5 to York's 3 year weighted average EBITDA per share and multiples of 5.5 and 6.5 to York's TTM EBITDA per share in order to determine a range of aggregate marketable total invested capital of York. The multiples selected were lower than the median three-year multiple by 10% to 24% and the median TTM multiple by 12% to 26%, due to the fact that all of these companies have had significantly higher revenues than York (ranging from four to eleven times greater for the TTM period), have a significantly more diversified base of customers and a broader international customer base.

     Then Empire subtracted net debt and cash, recent and anticipated distributions to stockholders and applied a control premium of 15% in determining an aggregate equity value for the York Shares on a controlling interest basis. The guideline company analysis resulted in an implied equity value of the York Shares in the range of $31 to $43 million.

Guideline Transaction Analysis

     Empire utilized public and private information regarding certain guideline transactions from 2002 to 2005 of companies deemed to be similar in operations to York having revenues of less than $1 billion. Empire considered three transactions: the acquisitions of Managed Care Holdings Corp., Octagon Risk Services, Inc. and Insurance Management Solutions Group. Since no directly comparable transactions with information available were found, the analysis was considered in light of this qualification. Empire calculated the market value of the transactions as a multiple of revenue, which ranged from 0.37x to 0.78x with a median of 0.40x; a multiple of EBITDA for the TTM, which was 4.8x for one of the selected companies (and not applicable for the other two companies); and a multiple of earnings before interest and taxes ("EBIT") for the TTM, which ranged from 1.4x to 5.3x with a median of 3.4. Based on its analysis of the other transactions, Empire selected multiples of 1.00x revenues, 6.0x of EBITDA for the TTM and 6.5 of EBIT for the TTM in determining a range of enterprise values for York. Empire then subtracted outstanding debt and recent and anticipated distributions to stockholders and added back cash. Based on the foregoing, Empire determined that the York Shares had a controlling interest equity value of $31 to $34 million.

     Fee Arrangements. Under the terms of its engagement, the Company agreed to pay Empire a fee of $77,000 of which $38,500 was payable at the time Empire was retained by the Special Committee and $38,500 was payable prior to Empire's delivering of its opinion relating to the sale of the York Shares.

     The Company has also agreed to reimburse Empire for its travel and other reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Empire and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Empire and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.

     The Company selected Empire based on its experience, expertise and reputation and the remuneration it sought for its services. Empire is a nationally recognized independent valuation consulting firm that, as a customary part of its business, values business interests, financial securities, and intangible assets for estate, corporate, and other purposes.

Material U.S. Federal Income Tax Consequences of the Sale of the York Shares

     We will recognize taxable income on the sale of the York Shares, which will likely result in corporate income tax. Our taxable income generally will be measured by the difference between the amount realized by us in the sale and our adjusted tax basis in the York Shares. We believe that a portion of the income or gain from the sale of the York Shares will be offset by our useable net operating loss carryforwards. Consummation of the sale of the York Shares itself will not result in any U.S. federal income tax consequences to our stockholders.

No Rights of Appraisal

     Holders of our common stock are not entitled to dissenting stockholders' appraisal rights or other similar rights in connection with our sale of the York Shares. The Maryland General Corporation Law does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a sale of assets if the shares of the corporation are listed on a national stock exchange such as the American Stock Exchange on the Record Date for determining stockholders entitled to vote on the sale of assets.

Material Terms of the Bexil Purchase Agreement

     The Bexil Purchase Agreement. We have entered into a Stock Purchase Agreement dated as of December 23, 2005 with Holdings and York Buyer (collectively, the "Buyer Parties"), a copy of which is attached to this proxy statement as Exhibit A. See "The Purchaser" above for a description of the Buyer Parties.


Sale of York Shares. Pursuant to the Bexil Purchase Agreement, we have agreed to sell to York Buyer all 500 York Shares we own. Simultaneously with our execution and delivery of the Bexil Purchase Agreement, MacArthur, the owner of the other 500 outstanding shares of common stock of York, entered into a Stock Purchase Agreement, dated as of December 23, 2005 with the Buyer Parties (the "MacArthur Purchase Agreement") to sell to York Buyer certain of the shares of common stock of York owned by MacArthur and to contribute to Holdings all of the other shares of common stock of York owned by MacArthur, which are not sold.

Purchase Price. As consideration for the sale to it of all of our York
Shares, York Buyer has agreed to pay to us an amount in cash equal to $38,864,121 less the aggregate amount of cash distributions, if any, received by Bexil (including, without limitation, any management or consulting fees) from the signing of the Bexil Purchase Agreement on December 23, 2005 to the Closing.

The purchase price will not be adjusted for any profits made or losses incurred by York during any period. Therefore, we will not receive any benefit as a result of any profits generated by York during the period from the signing until the closing of the Bexil Purchase Agreement.

Voting Agreement. At the time of signing the Bexil Purchase Agreement, each of our officers and directors who owns outstanding shares of our common stock and an affiliate of one of our directors, Investor Service Center, Inc., entered into a Voting Agreement with Holdings (the "Voting Agreement") agreeing to vote all of their shares of Bexil in favor of the approval of the Bexil Purchase Agreement and the consummation of the transactions contemplated thereby, including the sale of the York Shares. Such persons own in the aggregate,

280,343.663 shares of our common stock. These shares represent approximately 31.9% of our shares of outstanding common stock. The Voting Agreement does not relate to a vote regarding any other matter.

     Regulatory Approvals. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to herein as the "HSR Act"), and the rules and regulations promulgated under such legislation, the sale of the York Shares cannot be completed until we, MacArthur and Odyssey notify and furnish certain information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the specified waiting period requirements have been satisfied. We, MacArthur and Odyssey filed such notification and report forms on January 4, 2006 under the HSR Act with the Federal Trade Commission and the Antitrust Division. Early termination of the waiting period has been granted.

     At any time before or after completion of the sale of the York Shares, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the sale or seeking divestiture of substantial assets by us, MacArthur or Odyssey. Individual states or private parties also may bring actions under the antitrust laws in certain circumstances. We cannot provide any assurance that a challenge to the sale of the York Shares on antitrust grounds will not be made or, if a challenge is made, that it will not be successful.

     We do not believe that any other material United States federal or state regulatory requirement must be complied with or approvals obtained in connection with the sale of the York Shares.

     Closing. The Bexil Purchase Agreement contemplates a closing on the first business day following the satisfaction or waiver of all required conditions, including the approval of our stockholders (the "Closing" or the "Closing Date").


     Representations and Warranties of Bexil. The Bexil Purchase Agreement contains representations and warranties customarily included in similar transactions of this nature relating to, among other things:

     o our due organization and good standing;

     o our due authorization and corporate authority to enter into the Bexil Purchase Agreement and to consummate the transactions contemplated thereby;

     o the stockholder and other consents required for us to enter into the Bexil Purchase Agreement and consummate the sale of the York Shares and the enforceability of the Bexil Purchase Agreement and related agreements against us; our ownership of the York Shares;

     o whether our entering into the Bexil Purchase Agreement and consummating the transactions contemplated thereby will not result in a conflict with our charter documents, certain laws or other legal requirements applicable to us or certain material contracts to which we are a party or permits by which our property is bound, except for filings and registrations to be made pursuant to the HSR Act;

     o the absence of certain litigation that seeks to prohibit or restrain our ability to enter into the Bexil Purchase Agreement or consummate the transactions contemplated thereby;

     o whether this proxy statement and any other filings we make with the SEC when filed by us, or when distributed or otherwise disseminated to our stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and other applicable laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

     o whether the Special Committee of our Board of Directors has received the written opinion of a financial advisor (the "Advisor"), addressed to the Board of Directors, to the effect that the consideration to be received by us in the sale of the York Shares is fair, from a financial point of view, to our public stockholders, and whether we have delivered to York Buyer a true and complete copy of such opinion; and

     o whether, except for Chapman and the Advisor, no person has acted, directly or indirectly, as a broker, finder or financial advisor for us in connection with the transactions contemplated by the Bexil Purchase Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

     Representations and Warranties of Buyer Parties. The Bexil Purchase Agreement contains representations and warranties of the Buyer Parties customarily included in similar transactions of this nature relating to, among other things:

     o  the due organization and good standing of each of the Buyer Parties;

     o the due authority and power of the Buyer Parties to enter into the Bexil Purchase Agreement and to consummate the transactions contemplated thereby;

     o the enforceability of the Bexil Purchase Agreement against the Buyer Parties;

     o whether entering into the Bexil Purchase Agreement and consummating the transactions contemplated thereby by the Buyer Parties will not result in a conflict with their charter documents, certain legal requirements or certain contracts except for filings and registrations to be made pursuant to the HSR Act;

     o whether there is no order or action pending or, to the knowledge of either of the Buyer Parties, threatened, against either of the Buyer Parties or any of their directors, officers or employees which has had or might reasonably be expected to have a material adverse effect on the ability of either Buyer Party to perform the Bexil Purchase Agreement;

     o whether each of the Buyer Parties was formed solely to enter into and perform the Bexil Purchase Agreement and the MacArthur Purchase Agreement;

     o whether any agent, broker, finder, financial advisor or investment or commercial banker, or other person or firm engaged by or acting on behalf of the Buyer Parties or their affiliates or any of their partners, directors, officers, employees or agents in connection with the negotiation, execution or performance of the Bexil Purchase Agreement or the transactions contemplated by the Bexil Purchase Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of the Bexil Purchase Agreement or such transactions;

     o whether the Buyer Parties are acquiring the York Shares for their own account for investment and not with a view to the sale or distribution thereof or with any present intention of selling or distributing any thereof;

     o whether the Buyer Parties understand that no public market now exists or may in the future exist for any of the York Shares; and

     o whether the Buyer Parties have reviewed the business and affairs of York and have made a detailed inquiry concerning the business and personnel thereof and whether the Buyer Parties have sufficient knowledge and experience so that they are capable of evaluating the risks and merits of its purchase of the York Shares and are able to bear the loss of their entire investment therein.

     Covenants of Bexil. The Bexil Purchase Agreement contains covenants customarily included in similar transactions of this nature. We are obligated to, among other things:

     o prepare and file with the SEC this proxy statement and any other filings that we are required to make with the SEC and to duly call and hold a stockholders meeting for the purpose of voting upon the approval of the Bexil Purchase Agreement and the sale of the York Shares and to retain a proxy solicitation firm to assist in obtaining a quorum at such stockholders meeting,

     o until the closing or termination of the Bexil Purchase Agreement, subject to certain exceptions, not to encourage, solicit or entertain any other proposals regarding the stock or assets of York or enter into any agreement requiring Bexil to abandon, terminate or fail to consummate the sale of the York Shares to York Buyer;

     o waive certain rights we have regarding under an existing stockholders agreement with MacArthur regarding the execution, delivery and performance by MacArthur of the MacArthur Purchase Agreement;

     o pay all of our expenses in connection with authorization, preparation, negotiation, execution and performance of the Bexil Purchase
          Agreement and the transactions contemplated thereby and pay one quarter of the aggregate of any HSR Act filing fees paid with respect to the transactions contemplated by the Bexil Purchase Agreement and by the MacArthur Purchase Agreement;

     o to use commercially reasonable efforts to take all actions, and to do all things necessary, proper or advisable to confirm and further the effectiveness of the transactions contemplated by the Bexil Purchase Agreement;

     o    to advise York Buyer of certain changes, events and other information;
          and

     o to provide York Buyer with reasonable access to our books, records, properties and personnel for any reasonable business purpose.

     Covenants of the Buyer Parties. The Bexil Purchase Agreement contains covenants customarily included in similar transactions of this nature. The Buyer Parties are obligated to, among other things:

     o to pay all of their expenses in connection with authorization, preparation, negotiation, execution and performance of the Bexil Purchase Agreement and the transactions contemplated thereby and pay one half of the aggregate of any HSR Act filing fees paid with respect to the transactions contemplated by the Bexil Purchase Agreement and by the MacArthur Purchase Agreement;

     o to use commercially reasonable efforts to take all actions, and to do all things necessary, proper or advisable to confirm and further the effectiveness of the transactions contemplated by the Bexil Purchase Agreement;

     o    to advise us of certain changes, events and other information;

     o to provide us with reasonable access to the Buyer Parties' books, records, properties and personnel for any reasonable business purpose; and

     o not to amend the MacArthur Purchase Agreement in a manner (or take any other action) that would increase the aggregate consideration for the shares of common stock of York to be sold to York Buyer pursuant to the MacArthur Purchase Agreement unless the Buyer Parties shall agree to increase the purchase price payable to us under the Bexil Purchase Agreement proportionately.

     Closing Conditions. Under the terms of the Bexil Purchase Agreement, there are several conditions to closing. Neither the Buyer Parties nor Bexil are obligated to close the sale of the York Shares:

     o if any law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity or any action be pending or threatened, which questions the validity or legality of, or prohibits or restricts or, if successful, would prohibit or restrict, the transactions contemplated by the Bexil Purchase Agreement;

     o unless all consents, authorizations, orders and approvals and filings which are required for or in connection with the execution and delivery of the Bexil Purchase Agreement and the consummation by each party of the transactions contemplated thereby shall have been obtained or made;

     o unless the applicable waiting period, including all extensions thereof, under the HSR Act shall have expired or been terminated; or

     o unless the Bexil Purchase Agreement and the sale of the York Shares shall have been approved by the required vote of our stockholders.

     In addition, our obligation to consummate the sale of the York Shares is contingent upon additional conditions, including the following, any of which we may waive:


     o The Buyer Parties must have performed in all material respects their obligations under the Bexil Purchase Agreement;

     o The representations and warranties of the Buyer Parties in the Bexil Purchase Agreement must be true and correct in all material respects as of the date of the Bexil Purchase Agreement and as of the Closing Date; and

     o York Buyer must have paid to us the purchase price for the York Shares and made to us certain other deliveries of closing documents required under the Bexil Purchase Agreement;

     The obligation of the Buyer Parties to consummate the purchase of the York Shares is contingent upon additional conditions, including the following, any of which the Buyer Parties may waive:

     o we must have performed in all material respects our obligations under the Bexil Purchase Agreement;

     o our representations and warranties in the Bexil Purchase Agreement must be true and correct in all material respects as of the date of the Bexil Purchase Agreement and the Closing Date;

     o we must have made to the Buyer Parties certain deliveries of closing documents required under the Bexil Purchase Agreement;

     o no law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any action be pending or threatened, which would not permit York or its subsidiaries as presently operated to continue materially unimpaired following the Closing Date or which would have any material adverse effect on the right or ability of the Buyer Parties to own, operate, possess or transfer York and its subsidiaries after the Closing Date; and

     o all of the transactions contemplated by the MacArthur Purchase Agreement shall have been consummated.

     Termination. The Bexil Purchase Agreement may be terminated as follows:

     o by mutual written consent of the parties, by action of their respective Boards of Directors;

     o by the Buyer Parties, on one hand, and us, on the other hand, if the transaction is not consummated by June 30, 2006 (provided, however, that this right to terminate shall not be available to any party whose failure to fulfill any obligation under the Bexil Purchase Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by the Bexil Purchase Agreement to occur on or before such date);

     o by the Buyer Parties, on one hand, and us, on the other hand, if a governmental body has issued a non-appealable final order prohibiting any of the transactions contemplated by the Bexil Purchase Agreement;

     o by the Buyer Parties, on one hand, and us, on the other hand, if our stockholders do not approve the transaction;

     o by the Buyer Parties, on one hand or us, on the other hand, if there has been a material breach of any of the representations, warranties or covenants of the other party or parties as set forth in the Bexil Purchase Agreement or if there is a failure by the other party to satisfy a condition for the other party to close the Bexil Purchase Agreement provided that a party may not terminate the Bexil Purchase Agreement prior to the 30th day following the occurrence of such failure if such failure is capable of being cured and the other party is using reasonable best efforts to cure such failure;

     o by the Buyer Parties if (a) our Board of Directors withdraws or modifies its recommendation of approval of the sale of the York Shares to our stockholders; (b) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of our outstanding equity securities is commenced (other than by York Buyer or an affiliate of York Buyer) and our Board of Directors fails to recommend that our stockholders not tender their shares in such tender or exchange offer; (c) any person (other than the parties to the Voting Agreement) or group becomes the beneficial owner of 15% or more of our outstanding equity securities; or (d) for any reason we fail to call or hold a stockholders meeting to approve the sale of the York Shares and the Bexil Purchase Agreement by the 5th day prior to June 30, 2006;

     o by the Buyer Parties, if since the date of the Bexil Purchase Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on York or a material adverse effect on our ability to consummate the transactions contemplated by the Bexil
          Purchase Agreement;

     o by us, subject to certain conditions, if, prior to the approval of the Bexil Purchase Agreement and the sale of the York Shares by our stockholders, we receive a Superior Proposal and our Board of Directors determines in good faith, after consultation with our Advisor, to enter into an agreement to effect the Superior Proposal (for purposes of the foregoing a Superior Proposal means a bona fide takeover proposal made by a third party which was not solicited by or on behalf of us or by any of our representatives or affiliates, and which, in the good faith judgment of our Board of Directors taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would, based upon the written advice of our Advisor, result in a transaction that is more favorable to us or our stockholders, from a financial point of view, than the sale of the York Shares contemplated by the Bexil Purchase Agreement; or

     o by the Buyer Parties, on one hand, and us, on the other hand, if the MacArthur Purchase Agreement is terminated.

     In the event of a termination of the Bexil Purchase Agreement, neither party shall have liability to the other, except:

     o with respect to any liabilities or damages incurred or suffered by any party as a result of the breach by the other parties hereto of any of their representations, warranties, covenants or other agreements set forth in the agreement; and

     o we shall be required to pay to York Buyer up to $1,750,000 of its expenses in connection with the Bexil Purchase Agreement and the MacArthur Purchase Agreement if the agreement is terminated for certain reasons, including, failure to obtain the required vote of our stockholders to approve the Bexil Purchase Agreement and the sale of the York Shares, our breach of or failure to perform any of our representations, warranties, covenants or other agreements set forth in the Bexil Purchase Agreement or if we accept a Superior Proposal.

     Non-Survival of Representations and Warranties; No Indemnification Provisions. None of the representations and warranties in the Bexil Purchase Agreement or in any instrument delivered pursuant to the Bexil Purchase Agreement shall survive the Closing Date of the Bexil Purchase Agreement. The Bexil Purchase Agreement contains no provisions regarding indemnification of either party in any instances.

                        FINANCIAL INFORMATION

Unaudited Pro Forma Financial Information

     The unaudited pro forma financial statements included in Exhibit D give effect to our sale of the York Shares to York Buyer, net of expenses, the closing bonus fee, and the use of a portion of the proceeds from the sale of approximately $880,000, which our Board of Directors has authorized to be distributed as a cash special dividend contingent upon the Closing of the Bexil Purchase Agreement.

     The unaudited pro forma balance sheet as of September 30, 2005 gives effect to our sale of the York Shares as if the Closing had occurred on that date. The unaudited pro forma statements of operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 assume that the Closing had occurred on the first day of the period then ended.

     The unaudited pro forma financial statements include specific assumptions and adjustments related to our sale of the York Shares. These pro forma adjustments have been made to illustrate the anticipated financial effects of the sale. The adjustments are based upon available information and assumptions that we believe are reasonable as of the date of this proxy statement.

     Assumptions underlying the pro forma adjustments are described in the notes accompanying the pro forma financial statements and should be read in conjunction with our historical financial statements and related notes contained in our Quarterly report on Form 10-QSB for the quarter ended September 30, 2005 and our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004, which are incorporated herein by reference in their entirety.

     The unaudited pro forma financial information presented in Exhibit D is for information purposes only. It is not intended to represent or be indicative of the results of operations or financial position that would have been reported had our sale of the York Shares been completed as of the dates presented.

Historical Financial Statements of York

     The unaudited financial statements of York for the nine months ended September 30, 2005 and September 30, 2004 and the audited financial statements of York for the fiscal years ended December 31, 2004 and December 31, 2003 are set forth in Exhibit E. The Financial Statements of York Insurance Services Group, Inc. as of and for the years ended December 31, 2004 and 2003 included in this Proxy Statement as set forth in Exhibit E have been audited by Deloitte & Touche LLP., independent auditors as stated in their report appearing herein, and are included herein in reliance upon the report of our firm given upon this authority as experts in accounting & auditing.

Financial Statements of the Company Incorporated by Reference

     Our audited financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 contained in our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004 are incorporated in this proxy statement by reference. Our unaudited financial statements as of and for the nine months ended nine months ended September 30, 2005 and September 30, 2004 contained in our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 are also incorporated in this proxy statement by reference.

Vote Required and Board Recommendation

     The approval of the Proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast on the Proposal.

     Our Board of Directors recommends a vote FOR the Proposal. It is intended that shares represented by the enclosed form of proxy will be voted in favor of the Proposal unless otherwise specified in such proxy.

                   BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information regarding the direct beneficial ownership of Company common stock as of the Record Date by (i) each director and executive officer and (ii) all directors and executive officers as a group.




Name of Director or Officer       Number of Shares         Percent of Outstanding Shares
---------------------------      ------------------       ------------------------------

Edward G. Webb, Jr.                  1,500(1)                           *

Charles A. Carroll                   3,200(1)                           *
Douglas Wu                           3,000(2)                           *

Bassett S. Winmill                 280,923(3),(4)                    30.20%
Thomas B. Winmill                   96,043(3)                        10.32%
Thomas O'Malley                          0                              *
John F. Ramirez                          0                              *
                                 -----------------        -----------------------------

Total shares held by
directors  and officers            384,666                           39.09%
as a group
                                 =================        =============================

(1) This amount includes 0 shares with respect to which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, including the right to acquire within sixty days, from options, warrants, rights, conversion privilege or similar obligations.

(2) This amount includes 3,000 shares with respect to which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, including the right to acquire within sixty days, from options, warrants, rights, conversion privilege or similar obligations.

(3) This amount includes 50,738 shares with respect to which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, including the right to acquire within sixty days, from options, warrants, rights, conversion privilege or similar obligations.

(4) Bassett S. Winmill has indirect beneficial ownership of 222,644 of these shares, as a result of his status as a controlling person of Winmill & Co. Incorporated ("Winco") and Investor Service Center, Inc. ("ISC"), the direct beneficial owner. Mr. Winmill disclaims beneficial ownership of the shares held by ISC. Bassett S. Winmill is Thomas B. Winmill's father.

* Less than 1% of the outstanding shares.

     Based on filings with the Securities and Exchange Commission, management of the Company believes the following stockholders beneficially owned 5% or more of the outstanding shares of Company common stock as of the Record Date:


                                                                          Approximate Percentage of the
Name and Address                                  Common Stock         Company's Total Outstanding Shares
-------------------------------------------- ------------------------ ------------------------------------

Fondren Management LP(1)                          53,100 shares                       6.00%
1177 West Loop South, Suite 1625
Houston, Texas 77027


Thomas B. Winmill*                                96,043 shares                      10.32%
11 Hanover Square
New York, New York 10005

Investor Service Center, Inc.                    222,644 shares                      25.31%
11 Hanover Square
New York, New York 10005

Winmill & Co. Incorporated **                    222,644 shares                      25.31%
11 Hanover Square
New York, New York 10005

Bassett S. Winmill***                            280,923 shares                      30.20%
11 Hanover Square
New York, New York 10005




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(1) According to a Schedule 13G/A filed February 14, 2006.

* Thomas B. Winmill has indirect beneficial ownership of 26,712 of these shares held by his spouse and sons. Mr. Winmill disclaims ownership of the shares held by his spouse and sons. Includes 50,738 shares with respect to which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, including the right to acquire within sixty days, from options, warrants, rights, conversion privilege or similar obligations.

** Winco has indirect beneficial ownership of these shares as a result of its status as a controlling person of ISC, the direct beneficial owner.

*** Bassett S. Winmill has indirect beneficial ownership of 222,644 of these shares as a result of his status as a controlling person of Winco and ISC, the direct beneficial owner. Mr. Winmill disclaims beneficial ownership of the shares held by ISC. Includes 50,738 shares with respect to which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, including the right to acquire within sixty days, from options, warrants, rights, conversion privilege or similar obligations.

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

                                  OTHER MATTERS

Cost of Solicitation

     We will bear all costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, fax, email and in-person meetings. We will also request that brokers, custodians and fiduciaries forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

     In addition, the Company has retained N.S. Taylor & Associates, Inc., 131 South Stagecoach Road, P.O. Box 358, Atkinson, ME 04426 to solicit proxies on behalf of our Board for a fee estimated at $4,000 plus expenses, primarily by contacting stockholders by telephone and mail. Authorizations to execute proxies may be obtained by telephonic instructions in accordance with procedures designed to authenticate the stockholder's identity. In all cases where a telephonic proxy is solicited, the stockholder will be asked to provide his or her address, social security number (in the case of an individual) or taxpayer identification number (in the case of an entity) or other identifying information and the number of shares owned and to confirm that the stockholder has received the Company's proxy statement and proxy card in the mail. Within 72 hours of receiving a stockholder's telephonic voting instructions and prior to the Special Meeting, a confirmation will be sent to the stockholder to ensure that the vote has been taken in accordance with the stockholder's instructions and to provide a telephone number to call immediately if the stockholder's instructions are not correctly reflected in the confirmation. Stockholders requiring further information with respect to telephonic voting instructions or the proxy generally should contact the Company's proxy solicitor, N.S. Taylor & Associates, Inc., 131 South Stagecoach Road, P.O. Box 358, Atkinson, ME 04426 at 1-866-470-3300. Any stockholder giving a proxy may revoke it at any time before it is exercised by submitting to the Company a written notice of revocation or a subsequently executed proxy or by attending the Special Meeting and voting in person.

Stockholder Proposals for the 2006 Annual Meeting

     The Company's Bylaws provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to the Secretary of the Company, at the principal executive offices, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the notice for the preceding year's annual meeting. Accordingly, pursuant to such Bylaws and Rule 14a-5(e)(2) of the Exchange Act, a stockholder nomination or proposal intended to be considered at the 2006 Annual Meeting must be received by the Secretary no earlier than July 13, 2006 nor later than August 12, 2006. Proposals should be mailed to the Company, to the attention of the Company's Secretary, 11 Hanover Square, New York, New York 10005. In addition, if you wish to have your proposal considered for the inclusion in the Company's 2006 Proxy Statement, we must receive it on or before August 12, 2006 pursuant to Rule 14a-8(e)(2). The submission by a stockholder of a proposal for inclusion in the proxy statement or presentation at the Meeting does not guarantee that it will be included or presented. Stockholder proposals are subject to certain requirements under the federal securities laws and the Maryland General Corporation Law and must be submitted in accordance with the Company's Bylaws.

Householding of Proxy Materials

     To reduce the expenses of printing and delivering duplicate copies of proxy statements, some banks, brokers, and other nominee record holders may be taking advantage of the SEC "householding" rules that permit the delivery of only one copy of these materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one copy of this proxy statement, you may request a separate copy of these materials at no cost to you by or by writing to Bexil Corporation, 11 Hanover Square, New York, New York 10005, Attention: Secretary. For future stockholder meetings, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies by calling or writing to us at the number or address given above.

Exhibit A--Bexil Purchase Agreement

Exhibit B--MacArthur Purchase Agreement

Exhibit C--Empire Valuation Consultants, LLC Opinion

Exhibit D--Unaudited Pro Forma Financial Information

Exhibit E--York Historical Financial Statements